Filed Pursuant to Rule No. 424(b)(1)
Registration No. 333-179994

P R O S P E C T U S

Benihana Inc.

1,582,577 SHARES OF COMMON STOCK
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BFC Financial Corporation (the “Selling Stockholder”) may offer for sale 1,582,577 outstanding shares of our common stock, which shares were issued upon the conversion of our Series B Convertible Preferred Stock originally issued by us to the Selling Stockholder in June 2004.

The Selling Stockholder may offer the securities that may be sold by it under this prospectus through public or private transactions, on or off the NASDAQ Global Select Market, at prevailing market prices or at privately negotiated prices.  See “Plan of Distribution.”

This prospectus may also be used by those to whom the Selling Stockholder may pledge, donate or transfer its securities and by other non-sale transferees.  The shares of our common stock held by the Selling Stockholder may also be sold under Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”) to the extent that the rule is available with respect to the shares, subject to compliance with the terms and conditions of the rule.  See “Plan of Distribution.”

Our common stock is currently quoted on the NASDAQ Global Select Market under the symbol “BNHN.”
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An investment in our securities involves a high degree of risk.  You should carefully consider the factors described under the caption “risk factors” beginning on page 4 of this prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

April 26, 2012

TABLE OF CONTENTS

	Page		Page
THE COMPANY	1	LEGAL MATTERS	6
RISK FACTORS	2	EXPERTS	6
FORWARD-LOOKING STATEMENTS	2	WHERE YOU CAN FIND ADDITIONAL INFORMATION	6
USE OF PROCEEDS AND EXPENSES OF THE OFFERING	2	INFORMATION INCORPORATED BY REFERENCE	6
SELLING STOCKHOLDER	3
PLAN OF DISTRIBUTION	4

As used in this prospectus, references to “Benihana,” “we,” “us” and “our” refer to Benihana Inc. and subsidiaries, unless the context otherwise requires.

i

THE COMPANY

Benihana Inc. (“Benihana” or “the Company”), has operated teppanyaki-style Japanese restaurants in the United States for over 45 years, and we believe we are one of the largest operators of teppanyaki-style restaurants in the country.  We also operate two other Asian restaurant concepts: RA Sushi and Haru.  Our core concept, the Benihana restaurant, offers teppanyaki-style Japanese cuisine in which fresh steak, chicken and seafood are prepared by a chef on a steel teppan grill at the center of the customers’ table.  Our RA Sushi concept offers sushi and a full menu of Pacific-Rim dishes in a high-energy environment featuring upbeat design elements and contemporary music.  Our Haru concept offers an extensive menu of traditional Japanese and Japanese fusion dishes in a modern, urban atmosphere as well as take-out and delivery services.

* * * * *

Our principal executive offices are located at 8750 Northwest 36th Street, Doral, Florida 33178 and our telephone number is (305) 593-0770.  Our corporate website address is www.benihana.com.  Information on our web site is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” in any of our filings with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) incorporated by reference herein before making an investment decision to buy our common stock. Each of the risks described herein or therein could adversely and materially affect our business, financial condition and operating results. If any of the events described in these risks actually occurs, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. For more information, see “Where You Can Find Additional Information” and “Information Incorporated by Reference.”

FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus.  This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that relate to future events or our future financial performance.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology.

Factors that may cause actual results to differ materially from the results expressed or implied by these forward-looking statements are set forth under “Risk Factors.”

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS AND EXPENSES OF THE OFFERING

We will not receive any of the proceeds from the sale of the shares offered by the Selling Stockholder. We agreed pursuant to our agreements in connection with the issuance of the securities covered hereby to pay the fees, costs and expenses of this offering.

SELLING STOCKHOLDER

The Selling Stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “Selling Stockholder” in this prospectus, we mean the person listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Stockholder for whom we are registering shares for resale to the public, and the number of shares of common stock that the Selling Stockholder may offer pursuant to this prospectus. Unless otherwise noted, the shares of common stock being offered by the Selling Stockholder were acquired from us from time to time upon the conversion, without the payment of any additional consideration, of shares of our Series B Convertible Preferred Stock, which were originally issued by us to the Selling Stockholder in June 2004. The shares of our Series B Convertible Preferred Stock issued to the Selling Stockholder and the shares of common stock offered by the Selling Stockholder were issued pursuant to exemptions from the registration requirements of the Securities Act.

We agreed to file a registration statement covering the common stock received by the Selling Stockholder. The Selling Stockholder is not and has not been affiliated with a registered broker-dealer, except that the Selling Stockholder controls a registered broker-dealer, Stratstone Securities, LLC, which the Selling Stockholder has represented to us has not conducted any operations to date.  The Selling Stockholder has represented to us that it acquired the shares in the ordinary course of its business and at the time of purchase had no agreement or understanding, directly or indirectly, with any party to distribute the shares. Based on the information provided to us as of the date hereof by the Selling Stockholder, assuming that the Selling Stockholder sells all of the shares of our common stock beneficially owned by it and does not acquire any additional shares during the offering, the Selling Stockholder will not own any shares of our common stock after the completion of the offering. We cannot advise you as to whether the Selling Stockholder will in fact sell any or all of such shares of common stock.  In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. The Selling Stockholder has not been affiliated with us during the past three years, except that Alan B. Levan is Chairman, John E. Abdo is Vice Chairman and Darwin C. Dornbush is a member of the board of directors of the Selling Stockholder, while each of Mr. Levan since 2009 and Mr. Abdo since 1990 has been, and Mr. Dornbush from 2009 until his retirement in December 2011 was, a member of our board of directors. The Selling Stockholder has not had any material relationship with us during the last three years, except that we have a lease for a  restaurant located in Orlando, Florida with an annual rent of approximately $140,000 and a base term of 20 years from a subsidiary of the Selling Stockholder and during fiscal 2010 we engaged a subsidiary of the Selling Stockholder to provide advisory and consulting services for which we incurred approximately $500,000 in fees, which engagement terminated in fiscal 2010.

	Amount and Nature Of Beneficial Ownership	Securities to be sold
Stockholder	Common Stock	Common Stock
BFC Financial Corporation	1,582,577	1,582,577
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(a)
The address of BFC Financial Corporation is 2100 W. Cypress Creek Road, Ft. Lauderdale, Florida 33309. The directors of BFC Financial Corporation are Alan B. Levan, John E. Abdo, D. Keith Cobb, Darwin C. Dornbush, Oscar J. Holzmann, Jarett S. Levan, Joel Levy, Alan J. Levy, William R. Nicholson, Neil A. Sterling and Seth M. Wise. Together, they exercise voting and/or investment control over the shares to be registered for resale.

PLAN OF DISTRIBUTION

The Selling Stockholder may, from time to time, sell any or all of its shares of common stock on the Nasdaq Global Select Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholder may also sell shares of the common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder may be deemed to be an ‘‘underwriter’’ within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the date on which the Selling Stockholder has sold all of following shares covered by the registration of which this prospectus form a part: (i) the 1,582,577 shares owned by the Selling Stockholder on the date hereof, and (ii) such other securities of the Company issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the foregoing shares owned by the Selling Stockholder, provided, that, any such securities shall cease to be required to be covered by such registration statement when (x) such securities shall have been sold or transferred without limitation pursuant to a registration statement, (y) such securities have been or may be sold or transferred without limitation to the public pursuant to Rule 144 (or any similar provision then in force, including Rule 144(k) but not Rule 144A) under the Securities Act, or (z) such securities shall have ceased to be outstanding.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered by this filing will be passed upon for us by Hughes Hubbard & Reed LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Registration Statement by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares sold in this offering.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits filed as a part thereof.  You should read the documents filed with the SEC as exhibits to the registration statement for a more complete description of the matters involved.

We file quarterly and annual reports, proxy statements and other information with the SEC.  You may read and copy any document that we file at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it.  This means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference in this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

●	Annual Report on Form 10-K for the fiscal year ended March 27, 2011, filed June 9, 2011.
●	Current Report on Form 8-K, filed July 22, 2011.
●	Amendment No. 1 to Form 10-K for the fiscal year ended March 27, 2011, filed July 25, 2011.
●	Current Report on Form 8-K, filed August 15, 2011.
●	Current Report on Form 8-K, filed August 19, 2011.
●	Current Report on Form 8-K, filed August 22, 2011.
●	Quarterly Report on Form 10-Q for the fiscal quarter ended July 17, 2011, filed August 25, 2011.
●	Current Report on Form 8-K, filed August 29, 2011.
●	Current Report on Form 8-K, filed September 16, 2011.

●	Current Report on Form 8-K, filed October 17, 2011.
●	Current Report on Form 8-K, filed October 31, 2011.
●	Current Report on Form 8-K, filed November 7, 2011.
●	Quarterly Report on Form 10-Q for the fiscal quarter ended October 9, 2011, filed November 16, 2011.
●	Current Report on Form 8-K, filed November 23, 2011.
●	Current Report on Form 8-K, filed November 29, 2011.
●	Current Report on Form 8-K, filed December 20, 2011.
●	Additional Materials to Definitive Proxy Statement, filed December 20, 2011.
●	Current Report on Form 8-K, filed January 13, 2012.
●	Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2012, filed February 8, 2012.
●	The description of the Company’s securities contained in the Company’s registration statement as amended to date and filed with the SEC under the Exchange Act.